Exhibit 99.1

(1)         The shares of common stock, par value $0.01 (“Common Stock”) of Athlon Energy Inc. (the “Issuer”) reported as beneficially owned are held of record by Apollo Athlon Holdings, L.P. (“Apollo Athlon”) and AP Overseas VII (Athlon FC) Holdings, L.P. (“AP Overseas VII”).  Apollo Athlon and AP Overseas VII acquired the common stock on April 26, 2013, in exchange for partnership interests in Athlon Holdings L.P. (the “Partnership”), a subsidiary of the Issuer.  In accordance with the Limited Partnership Agreement of the Partnership, the number of shares acquired was based on an assumed valuation of the Issuer.  Under the terms of the Limited Partnership Agreement of the Partnership, and the contribution and exchange agreements entered into by the Issuer, the Partnership, Apollo Athlon and AP Overseas VII and certain other partners in the Partnership, if the valuation of the Issuer at the time of the initial public offering differed from the assumed valuation, the Issuer had the right to issue additional shares to, or redeem shares of Common Stock from, such partners, Apollo Athlon and AP Overseas VII, until each of the parties holds the number of shares of Common Stock they would have received if the exchange of partnership interests for Common Stock had been based on the actual valuation of the Issuer at the time of the Issuer’s initial public offering.  The number of shares of Common Stock reported as beneficially owned reflects an adjustment to the number of shares of Common Stock held by Apollo Athlon and AP Overseas VII based on the actual valuation of the Issuer at the time of the Issuer’s initial public offering.  Apollo Athlon and AP Overseas VII’s obligation to allow the Issuer to redeem shares of Common Stock and their right to receive any such additional shares of Common Stock became fixed and irrevocable on April 26, 2013.

Apollo Management VII, L.P. (“Management VII”) is the manager of each of Apollo Athlon and AP Overseas VII.  AIF VII Management, LLC (“AIF VII LLC”) is the general partner of Management VII.  Apollo Management, L.P. (“Apollo Management”) is the sole member-manager of AIF VII LLC, and Apollo Management GP, LLC (“Apollo Management GP”) is the general partner of Apollo Management.  Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Apollo Management GP, and Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings.  Leon Black, Joshua Harris and Marc Rowan are the managers, as well as executive officers, of Management Holdings GP.  Apollo Athlon, AP Overseas VII, Management VII, AIF VII LLC, Apollo Management, Management GP, Management Holdings, Management Holdings GP, and Messrs. Black, Harris and Rowan, disclaim beneficial ownership of the shares of Common Stock held of record by Apollo Athlon or AP Overseas VII, except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that any such person or entity is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of the Securities Exchange Act of 1934, as amended, or for any other purpose.

The address of each of Apollo Athlon and AP Overseas VII is One Manhattanville Road, Suite 201, Purchase, New York 10577.  The address of each of Management VII, AIF VII LLC, Apollo Management, Management GP, Management Holdings, Management Holdings GP, and Messrs. Black, Harris and Rowan, is 9 West 57th St., 43rd Floor, New York, New York 10019.